Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1818 Market Street Philadelphia, Pa. 19103-3615

For further information contact: Thomas Golembeski (media) 215-977-6298 Peter Gvazdauskas (investors) 215-977-6322	For release: 4:15 p.m. July 27, 2010

No. 17

SUNOCO LOGISTICS PARTNERS L.P. DECLARES INCREASED DISTRIBUTION, EXERCISES

RIGHTS TO ACQUIRE JOINT VENTURE INTERESTS AND REPORTS QUARTERLY RESULTS

FOR THE SECOND QUARTER 2010

PHILADELPHIA, July 27, 2010 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income for the second quarter ended June 30, 2010 of $50.9 million compared with $66.6 million for the second quarter ended June 30, 2009. For the six months ended June 30, 2010, net income was $94.0 million compared to $147.5 million for the first six months of 2009. Lower earnings for both periods were driven primarily by reduced market related profits and higher interest expense associated with Senior Notes issued in 2010. Distributable cash flow, which represents the cash generated during the quarter available to pay distributions, was $54.9 million for the second quarter 2010 and $108.2 million for the first half of 2010. Distributable cash flow for the respective periods in 2009 was $71.8 million and $161.6 million.

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the second quarter 2010 of $1.14 per limited partnership unit ($4.56 annualized), which is a 9.6 percent increase over the second quarter 2009 distribution and a 2.2 percent increase over the prior quarter. The distribution is payable on August 13, 2010 to unitholders of record on August 9, 2010 and represents the twenty-first consecutive quarterly distribution increase.

The Partnership also announced today that it has exercised certain rights to increase its ownership interests in Mid-Valley Pipeline Company, West Texas Gulf Pipe Line Company and West Shore Pipe Line Company. All three transactions are expected to close within the next 30 days and to be immediately accretive. These acquisitions are anticipated to be purchased for an aggregate purchase price of approximately $100 million and will initially be financed with the Partnership’s revolving credit facilities pending more permanent financing.

“Although the crude oil market structure did not provide the same level of opportunity to earn contango profits in the first half of 2010 as compared to 2009, we are pleased with the growth we have experienced in our ratable businesses,” said Michael J. Hennigan, President and Chief Operating Officer. “Specifically we continue to benefit from our expanded capacity at our Nederland terminal, the organic growth program to expand services at our refined products terminals and increased volumes on our crude oil pipelines. Additionally, we increased our crude oil storage during the quarter to be in a position to take advantage of a widened contango market structure in the third quarter, which is expected to provide strong earnings in the second half of the year.”

“We are excited about our outlook for future growth,” said Lynn L. Elsenhans, Chairman and Chief Executive Officer. “The Mariner Project with MarkWest provides us an opportunity to utilize our existing asset base and participate in the growing Marcellus Shale region. The purchase of Texon’s butane blending business has tremendous growth potential, and we are actively working to expand this business at our facilities as well as third-party locations. The acquisition of the additional ownership in the three pipelines increases the stable, fee based earnings in our base business.”

Segmented Second Quarter Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $2.1 million to $12.7 million for the second quarter ended June 30, 2010 compared to the prior year’s quarter. Sales and other operating revenue increased slightly to $31.4 million compared to the prior year’s quarter due primarily to higher pipeline volumes and fees which were partially offset by the permanent shut-down of Sunoco’s Eagle Point refinery in the fourth quarter 2009. Operating expenses decreased $1.9 million to $13.4 million compared to the prior year’s quarter due primarily to reduced environmental remediation costs and increased pipeline operating gains which were impacted by higher refined products prices.

Terminal Facilities

Operating income for the Terminal Facilities segment increased $6.7 million to $27.8 million for the second quarter ended June 30, 2010 compared to the prior year’s quarter. Total revenues for the second quarter of 2010 increased $10.9 million to $59.2 million. Revenue increases during the quarter were due primarily to increased tank revenues and higher volumes at the Nederland facility, including the additional tankage to support Motiva’s Port Arthur, TX refinery and additional volumes from a refined products terminal acquired in September 2009. Revenues and cost of products sold also increased compared to the prior year quarter as a result of the commencement of terminal optimization projects at the Partnership’s refined products terminals during the fourth quarter of 2009. Depreciation and amortization expense increased $0.8 million to $5.4 million for the second quarter 2010 as a result of new tankage at the Partnership’s Nederland facility and a refined products terminal acquired in September 2009.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline System decreased $17.5 million to $29.1 million for the second quarter of 2010 compared to the prior year’s quarter. This decrease in operating income was the result of lower lease acquisition results and the absence of a non-recurring tariff adjustment recognized in 2009 related to prior period activity. Partially offsetting these reductions were higher pipeline revenues, which included revenues from a pipeline in Oklahoma which was acquired in 2009, and increased pipeline operating gains which were favorably impacted by higher crude oil prices. Other income increased $1.8 million compared to the prior year’s quarter due to increased equity income from the Partnership’s joint venture interests. Depreciation and amortization expense increased $1.3 million to $5.0 million for the second quarter 2010 due primarily to the 2009 pipeline acquisition.

Higher crude oil prices were a key driver of the increase in total revenue and cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $77.99 per barrel for the second quarter of 2010 from $59.61 per barrel for the second quarter of 2009.

Segmented Six Month Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System decreased $1.0 million to $20.2 million for the first half of 2010 compared to the prior year period. Sales and other operating revenue decreased $2.0 million to $60.6 million due primarily to the permanent shut-down of Sunoco’s Eagle Point refinery in the fourth quarter 2009 and refinery maintenance activity during the first quarter of 2010, partially offset by higher pipeline fees. Operating expenses decreased $2.7 million to $26.6 million compared to the prior year period due primarily to the timing of maintenance activity, decreased utility costs, and increased pipeline operating gains which were impacted by higher refined products prices. Selling, general and administrative expenses increased to $12.0 million compared to $11.1 million in the prior year period due primarily to the non-recurring expenses related primarily to the Partnership’s incentive distribution rights repurchase and adjustments to compensation costs related to employee departures.

Terminal Facilities

Operating income for the Terminal Facilities segment increased $8.0 million to $50.4 million for the first half of 2010 compared to the prior year period. Total revenues increased $19.7 million to $114.3 million despite reduced volumes in the Partnership’s refinery terminals which were negatively impacted by refinery maintenance activity in the first quarter and the permanent shut-down of the Eagle Point refinery. Revenue increases during the first six months of the year were due primarily to increased tank revenues and higher volumes at the Nederland facility, including the additional tankage to support Motiva’s Port Arthur, TX refinery and additional volumes from the refined products terminal acquired in September 2009. Revenues and cost of products sold also increased compared to the prior year period as a result of the commencement of terminal optimization projects at the Partnership’s refined products terminals during the fourth quarter of 2009. Depreciation and amortization expense increased $2.0 million to $11.3 million for the first half of 2010 as a result of increased tankage at the Partnership’s Nederland facility and the acquisition of a refined products terminal previously mentioned. Selling, general and administrative expenses increased to $11.4 million compared to $10.1 million in the prior year period due primarily to the non-recurring expenses described above.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline System decreased $47.7 million to $57.5 million for the first half of 2010 compared to the prior year period. This decrease in operating income was the result of a reduced level of market related income driven primarily by the contraction of the contango market structure in 2010 and the absence of a favorable non-recurring tariff adjustment recognized in 2009. Partially offsetting these reductions were higher pipeline revenues, which included revenues from a crude oil pipeline in Oklahoma acquired in 2009, and increased pipeline operating gains which were favorably impacted by higher crude oil prices. Other income increased $4.7 million compared to the prior year period due to increased equity income from the Partnership’s joint venture interests. Depreciation and amortization expense increased $2.3 million to $9.6 million for the first half of 2010 due primarily to the 2009 crude oil pipeline acquisition. Selling, general and administrative expenses increased to $12.7 million compared to $11.7 million in the prior year period primarily as a result of the non-recurring expenses described above.

Higher crude oil prices were a key driver of the increase in total revenue and cost of products sold and operating expenses from the prior year period. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $78.39 per barrel for the six months ended June 30, 2010 from $51.46 per barrel for the six months ended June 30, 2009.

Other Analysis

Financing Update

Net interest expense increased by $12.9 million for the six months ended June 30, 2010, compared to the prior year period. This increase was primarily attributable to the offering of $500.0 million of Senior Notes completed during the first quarter 2010.

At June 30, 2010, the Partnership’s total debt balance was $1.2 billion, including $115.3 million of borrowings under its revolving credit facilities. This compares to total debt of $868.4 million at December 31, 2009, which included $269.0 million of borrowings under its revolving credit facilities. The Partnership had available borrowing capacity of $342.2 million under its credit facilities as of June 30, 2010 and a Debt to EBITDA ratio of 3.9x for the twelve months ended June 30, 2010.

The Partnership’s total debt balance has increased, in part, due to higher crude oil inventories. Inventory levels have risen in order to take advantage of third quarter 2010 contango opportunities. At June 30, 2010, the Partnership held approximately $225 million of crude oil inventory related to contango which has been partially funded by borrowings under its revolving credit facilities. Excluding this investment, the Partnership would have had an Adjusted Debt to EBITDA ratio of 3.7x for the twelve months ended June 30, 2010.

Capital Expenditures

Maintenance capital expenditures for the six months ended June 30, 2010 were $14.3 million. The Partnership continues to expect maintenance capital spending for 2010 of approximately $32 million.

Expansion capital expenditures for the first six months of 2010 were $61.9 million compared to $61.4 million for the first six months of 2009. Expansion capital for 2010 includes construction projects to expand services at the Partnership’s refined products terminals, increase tankage at the Nederland facility and to expand upon the Partnership’s refined products platform in the southwest United States. The Partnership expects to invest $175 million to $200 million in expansion capital for 2010, excluding acquisitions.

On July 1, 2010, the Partnership completed its acquisition of a butane blending business from Texon L.P. for $140 million plus inventory. The Partnership funded the acquisition with a $100 million loan from Sunoco, Inc. and borrowings under the $395 million revolving credit facility. The business consists of patented technology for sophisticated blending of butane into gasoline, contracts with several large terminal operators currently utilizing the patented technology, butane inventories and other related assets.

Non-GAAP Financial Measures

Management of the Partnership believes EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses. Reconciliations of these measures to the comparable GAAP measure are provided in the table accompanying this release.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Income Statement:
Sales and other operating revenue	$2,028,871	$1,282,697	$3,709,379	$2,320,730
Other income	9,390	7,774	17,153	12,539

Total revenues	2,038,261	1,290,471	3,726,532	2,333,269
Cost of products sold and operating expenses	1,939,120	1,184,794	3,533,827	2,108,488
Depreciation and amortization	13,949	11,508	28,469	23,088
Selling, general and administrative expenses	15,584	15,842	36,170	32,916

Total costs and expenses	1,968,653	1,212,144	3,598,466	2,164,492

Operating income	69,608	78,327	128,066	168,777
Interest cost and debt expense, net	19,885	12,692	36,049	23,686
Capitalized interest	(1,176)	(1,008)	(1,964)	(2,458)

Net Income	$50,899	$66,643	$93,981	$147,549

Calculation of Limited Partners’ interest:
Net Income	$50,899	$66,643	$93,981	$147,549
Less: General Partner’s interest	(10,672)	(12,988)	(20,755)	(25,517)

Limited Partners’ interest in Net Income	$40,227	$53,655	$73,226	$122,032

Net Income per Limited Partner unit:
Basic	$1.30	$1.76	$2.36	$4.12

Diluted	$1.29	$1.74	$2.35	$4.09

Weighted Average Limited Partners’
units outstanding:
Basic	31,050,602	30,551,349	31,034,160	29,628,856

Diluted	31,215,638	30,756,024	31,212,572	29,829,994

Capital Expenditure Data:
Maintenance capital expenditures	$9,908	$6,372	$14,278	$9,022
Expansion capital expenditures	39,583	30,281	61,897	61,377

Total	$49,491	$36,653	$76,175	$70,399

	June 30, 2010	December 31, 2009
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	1,213,262	868,424
Total Partners’ Capital	663,911	861,614

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Refined Products Pipeline System:
Sales and other operating revenue	$31,440	$31,216	$60,573	$62,616
Other income	3,584	3,030	5,860	5,347

Total revenues	35,024	34,246	66,433	67,963
Operating expenses	13,442	15,349	26,649	29,322
Depreciation and amortization	3,572	3,182	7,526	6,392
Selling, general and administrative expenses	5,345	5,145	12,046	11,087

Operating income	$12,665	$10,570	$20,212	$21,162

Terminal Facilities:
Sales and other operating revenue	$58,526	$46,904	$113,526	$93,191
Other income	671	1,391	766	1,392

Total revenues	59,197	48,295	114,292	94,583
Cost of products sold and operating expenses	21,176	17,613	41,201	32,724
Depreciation and amortization	5,381	4,613	11,297	9,338
Selling, general and administrative expenses	4,793	4,878	11,396	10,086

Operating income	$27,847	$21,191	$50,398	$42,435

Crude Oil Pipeline System:
Sales and other operating revenue	$1,938,905	$1,204,577	$3,535,280	$2,164,923
Other income	5,135	3,353	10,527	5,800

Total revenues	1,944,040	1,207,930	3,545,807	2,170,723
Cost of products sold and operating expenses	1,904,502	1,151,832	3,465,977	2,046,442
Depreciation and amortization	4,996	3,713	9,646	7,358
Selling, general and administrative expenses	5,446	5,819	12,728	11,743

Operating income	$29,096	$46,566	$57,456	$105,180

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Refined Products Pipeline System: (1)
Total shipments (barrel miles per day) (2)	51,666,714	58,066,789	51,680,780	58,805,197
Revenue per barrel mile (cents)	0.669	0.591	0.648	0.586

Terminal Facilities:
Terminal throughput (bpd):
Refined products terminals (3)	487,401	463,611	473,038	461,831
Nederland terminal	683,698	646,368	704,704	649,501
Refinery terminals (4)	471,164	599,503	484,398	591,179

Crude Oil Pipeline System: (1)(5)
Crude oil pipeline throughput (bpd)	905,997	670,133	871,760	667,156
Crude oil purchases at wellhead (bpd)	190,893	181,496	187,711	186,302
Gross margin per barrel of pipeline throughput (cents) (6)	35.7	80.4	37.8	92.0

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Includes results from the Partnership’s purchase of a refined products terminal in Romulus, MI from the acquisition date.
(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(5)	Includes results from the Partnership’s purchase of the Excel pipeline from the acquisition date.
(6)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Distributable Cash Flow (“DCF”)	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Net Income	$50,899	$66,643	$93,981	$147,549
Add: Interest expense, net	18,709	11,684	34,085	21,228
Add: Depreciation and amortization	13,949	11,508	28,469	23,088

EBITDA	83,557	89,835	156,535	191,865
Less: Interest expense, net	(18,709)	(11,684)	(34,085)	(21,228)
Less: Maintenance capital expenditures	(9,908)	(6,372)	(14,278)	(9,022)

Distributable cash flow	$54,940	$71,779	$108,172	$161,615

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	Twelve Months Ended June 30, 2010
Net Income	$196,794
Add: Interest costs and debt expense	61,370
Less: Capitalized interest	(3,831)
Add: Depreciation and amortization	53,401

EBITDA	$307,734

Total Debt as of June 30, 2010	$1,213,262
Total Debt to EBITDA Ratio	3.9

An investor call with management regarding our second quarter results is scheduled for Wednesday morning, July 28 at 8:30 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-888-889-4599; International (USA toll) 1-312-470-0130 and request “Sunoco Logistics Partners Earnings Call, Conference Code - Sunoco Logistics”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-774-9258. International callers should dial 1-402-220-2063.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined products and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined products pipelines located in the northeast, midwest and southwest United States and equity interests in four refined products pipelines. The Terminal Facilities consist of approximately 10 million shell barrels of refined products terminal capacity and approximately 23 million shell barrels of crude oil terminal capacity (including approximately 20 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas). The Crude Oil Pipeline System consists of approximately 3,850 miles of crude oil pipelines, located principally in Oklahoma and Texas, and equity interests in two crude oil pipelines.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on May 5, 2010. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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